UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☑   Soliciting Materials Pursuant to §240.14a-12
Laidlaw International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Set forth below is a copy of a communication distributed to employees of Laidlaw Education Services on February 13, 2007.
Subject line: Monthly message from CEO Doug Carty
Emailed to all employees
Posted on Intranet
— Branch managers,
please post this on your bulletin board for all employees to read —
Last week brought the monumental news that our parent, Laidlaw International, had entered into an agreement with FirstGroup that would see FirstGroup acquire all of Laidlaw’s operations, including Laidlaw Education Services.
I truly believe the combination of our two school bus operations into a single company provides tremendous opportunities.
As you know, we have been engaged in many projects that seek to improve the use of technology and to standardize our processes to improve how we manage the business. Likewise, First Student has been focused on many of the same issues. Together we can combine our best practices and use what we learn across 60,000 buses rather than two smaller fleets. And I believe this will result in better operations and lower costs, to the advantage of our school board customers.
But we are still very early on in this process. The transaction has not closed and until it does we remain two separate and independent companies. It will take some months before the principal conditions — shareholder approvals and regulatory approvals — are in hand.
Until that time, please keep doing what you do every day — provide the safest school bus operation we can.
As we know more, we are committed to sharing that with you. So look for regular updates in the coming days and months on Yourtown and in our other communications. Don’t forget to check out Yourtown for a list of Q&As. And, if you visit FirstGroup’s webpage, you can hear remarks from their chief executive, Moir Lockhead, about the merger.
Thanks again for everything you do for Laidlaw every single day.
Doug Carty

Additional Information and Where to Find It
In connection with the proposed merger and required stockholder approval, Laidlaw International will file with the U.S. Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to Laidlaw’s stockholders. Laidlaw’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the above-described transactions and Laidlaw. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Laidlaw by going to Laidlaw’s Investors page on its corporate website at www.laidlaw.com or by directing a request to Laidlaw International, 55 Shuman Boulevard, Naperville, IL, 60563. Attention: Investor Relations.
Laidlaw and FirstGroup and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Laidlaw in connection with the above-described transactions. Information about Laidlaw and its directors and officers can be found in Laidlaw’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Information about FirstGroup and its directors and officers can be found in FirstGroup’s Annual Reports available on FirstGroup’s Investor Centre page on its corporate website at www.firstgroup.com. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.